Schedule A

As of November 6, 2025

Fund	Agreement Adoption Date and Schedule A Effective Date	Assets (millions)	Management Fee Rate
Columbia AAA CLO ETF	Agreement adopted as of November 6, 2025 and Schedule A effective as of November 6, 2025	All	0.20%(1)
Columbia Core Bond ETF	Agreement adopted as of September 5, 2025 and Schedule A effective as of September 5, 2025	All	0.32%(1)
Columbia Core Plus Bond ETF	Agreement adopted as of November 6, 2025 and Schedule A effective as of November 6, 2025	All	0.48%(1)
Columbia Corporate Bond ETF	Agreement adopted as of November 6, 2025 and Schedule A effective as of November 6, 2025	All	0.49%(1)
Columbia Diversified Fixed Income Allocation ETF	Agreement adopted as of September 20, 2017 and Schedule A effective as of September 20, 2017	All	0.28%(1)
Columbia International Equity Income ETF	Agreement adopted as of April 19, 2016 and Schedule A effective as of April 19, 2016	All	0.45%(1)
Columbia Large Cap Growth ETF	Agreement adopted as of September 5, 2025 and Schedule A effective as of September 5, 2025	All	0.35%(1)
Columbia Multi-Sector Municipal Income ETF	Agreement adopted as of June 20, 2018 and Schedule A effective as of June 1, 2019	All	0.23%(1)
Columbia Research Enhanced Core ETF	Agreement adopted as of June 19, 2019 and Schedule A effective as of June 19, 2019	All	0.15%(1)

Columbia Research Enhanced International Equity ETF	Agreement adopted as of June 25, 2025 and Schedule A effective as of June 25, 2025	All	0.32%(1)
Columbia Research Enhanced Mid Cap ETF	Agreement adopted as of September 5, 2025 and Schedule A effective as of September 5, 2025	All	0.32%(1)
Columbia Research Enhanced Small Cap ETF
Columbia Research Enhanced Real Estate ETF	Agreement adopted as of December 15, 2022 and Schedule A effective as of December 15, 2022	All	0.33%(1)
Columbia Research Enhanced Value ETF	Agreement adopted as of June 19, 2019 and Schedule A effective as of June 19, 2019	All	0.19%(1)
Columbia Select Technology ETF	Agreement adopted as of March 11, 2022 and Schedule A effective as of March 11, 2022	All	0.75%(1)
Columbia Short Duration Bond ETF	Agreement adopted as of September 16, 2021 and Schedule A effective as of September 17, 2021	All	0.25%(1)
Columbia Short Duration High Yield ETF	Agreement adopted as of June 27, 2024 and Schedule A effective as of June 27, 2024	All	0.44%(1)
Columbia U.S. Equity Income ETF	Agreement adopted as of April 19, 2016 and Schedule A effective as of April 19, 2016	All	0.35%(1)
Columbia U.S. High Yield ETF	Agreement adopted as of June 27, 2024 and Schedule A effective as of June 27, 2024	All	0.46%(1)

(1)

Fee is a “unitary fee” pursuant to which the Investment Manager pays the operating costs and expenses of the Fund other than the following expenses (which will be paid by the Fund): taxes; interest incurred on borrowing by the Fund, if any; brokerage fees and commissions, interest and fee expense related to the Fund’s participation in inverse floater structures and any other portfolio transaction expenses; infrequent and/or unusual expenses, including without limitation litigation expenses; distribution and/or service fees; expenses incurred in connection with lending securities; and any other expenses approved by the Board.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A as of November 6, 2025.

COLUMBIA ETF TRUST I

By:	/s/ Michael G. Clarke
Name: Michael G. Clarke
Title: President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Mark Zeitoun
Name: Mark Zeitoun Title: Vice President and Head of North America Product